GE PACKAGED POWER, INC.
CONTRACT

FOR U.S. BASED SALE OF
EQUIPMENT & SERVICES

MMC Energy Inc
Escondido
Energy Upgrade Project

2 May 2008

GE AEP Contract Form Rev. 1 (February 10 2003); JEA Rev Dec. 5, 2005

Contract For U.S. Based Sale of Equipment and Services

1.0 Table of Contents

1.0	Table of Contents	i
Article 1	Definitions	1
Article 2	Scope of Supply	1
Article 3	Price	1
Article 4	Options	2
Article 5	Payments	3
5.1	Payment Schedule	3
5.2	Effect of Changes in Contract Price	3
5.3	No Offset	3
5.4	Further Assurances	4
Article 6	Termination by Purchaser for Convenience	4
Article 7	Title Transfer, Delivery, Risk of Loss, Shipment to Storage	4
7.1	Passage of Title	4
7.2	Lien Waiver	4
7.3	Delivery and Delivery Point	5
7.4	Passage of Risk of Loss	5
7.5	Shipment to Storage	5
7.6	Seller’s Transportation Service	6
Article 8	Schedule	7
Article 9	Performance Guarantees	8
Article 10	Aggregate Limitation on Liquidated Damages	11
Article 11	Performance Guarantee Testing	11
11.1	Performance Tests	11
11.2	Performance Testing	11
11.3	Emissions Testing	11
11.4	Cure Period	12
11.5	Cost of Tests and Re-Tests	12
11.6	Degradation	13

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Article 12	Inspection and Factory Tests	13
12.1	Inspections and Tests at Seller’s Facilities	13
12.2	Inspections and Tests at Suppliers’ Facilities	13
12.3	Inspection Not Acceptance	13
Article 13	Warranty Period	14
Article 14	Warranty	14
14.1	Warranty	14
14.2	Remedy	14
14.3	Warranty on Remedial Work	15
14.4	Exclusions	15
14.5	Exclusive Remedies and Warranties	16
Article 15	Taxes	16
15.1	Seller Taxes	16
15.2	Purchaser Taxes	16
Article 16	EEO and Compliance with Laws	16
Article 17	Pricing and Scope Assumptions	17
17.1	Original Equipment Definition	17
17.2	Pricing Assumptions	17
17.3	Changes to Codes and Standards or to Federal Laws	17
17.4	Other Changes to Equipment Scope or Configuration, State or Local Laws, Ambient Site Conditions and Site Requirements	18
17.5	Order Definition Meeting	18
17.6	Project Manager	18
17.7	Automatic Release	18
17.8	Permitting Support	18
17.9	Global Sourcing.	19
17.10	Electronic Communication	19
Article 18	Changes	19
18.1	Purchaser-Initiated Changes	19
18.2	Seller-Initiated Changes	19
18.3	Contents of Draft Change Order	19
18.4	Process for Concluding Change Order	20
18.5	Agreement Required	20
18.6	Changes to Equipment Not Practicable	20
Article 19	Excusable Delays	21

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Article 20	Patents	21
20.1	Patent Indemnity	21
20.2	Exclusions	22
Article 21	General Indemnity	22
21.1	Seller’s Indemnity	22
21.2	Purchaser’s Indemnity	22
Article 22	Insurance	23
22.1	Comprehensive General Liability	23
22.2	Automobile Liability	23
22.3	Worker ’s Compensation	24
22.4	Certificates of Insurance	24
22.5	Purchaser’s Insurance	24
Article 23	Termination for Cause; Suspension	24
23.1	Grounds for Termination by Purchaser	24
23.2	Remedy in the Event of Termination by Purchaser	25
23.3	Suspension by Purchaser	25
23.4	Grounds for Termination by Seller	25
23.5	Remedy in the Event of Termination by Seller	26
23.6	Suspension by Seller	26
Article 24	Limitation of Liability	26
24.1	Limitation	26
24.2	Exclusion of Consequential Damages	26
24.3	Subsequent Purchasers	27
24.4	Gratuitous Advice	27
24.5	“Seller” Defined	27
24.6	Limitations to Prevail	27
Article 25	Proprietary Information	28
25.1	Confidentiality	28
25.2	Exclusions	28
Article 26	Assignment and Change in Control	29
26.1	Eligible Assignees	29
26.2	Purchaser’s Right to Assign to Eligible Assignees	29
26.3	Collateral Assignment	30
26.4	All Other Assignments and Transfers by Purchaser	30
26.5	Seller’s Right to Assign	30
26.6	Conditions	31
26.7	Change in Control of Purchaser	31

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Article 27	Dispute Resolution	31
27.1	Referral to Senior Management	31
27.2	Arbitration	31
Article 28	Governing Law	32
Article 29	Software License	33
29.1	Grant of License	33
29.2	Distribution and Derivative Works	33
29.3	Upgrades	33
Article 30	Contract Documents	34
Article 31	Effective Date	34
Article 32	Entire Agreement	34
Article 33	Miscellaneous Provisions	34
33.1	Third-Party Beneficiaries	34
33.2	Export Control	35
33.3	Survival	35
33.4	Non-Waiver	35
33.5	Invalidity	35
33.6	No Nuclear Use	35
33.7	Changes and Improvements Beyond Scope	35
33.8	Counterparts	36
Attachment 1	Defined Terms	38
Attachment 2	Scope of Supply
1.1	Basic Scope Description
1.1.1	Gas Turbine
1.1.2	Generator
1.1.3	Unit Enclosure
1.1.4	Gas Turbine / Generator Baseplate
1.1.5	Air Inlet System
1.1.6	Turbine Exhaust

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1.1.7	Fuel System
1.1.8	Lube Oil Systems
1.1.9	Electro-Hydraulic Start System
1.1.10	Fire Protection System
1.1.11	Digital Control System
1.1.12	Generator Protective Relays
1.1.13	Soak Wash System
1.1.14	Component Testing and Package Full Load Test
1.1.15	Drawings, Data and Manuals
1.1.16	Training
1.1.17	Improvements and Changes
1.2	Optional Equipment and Services Checklist and Descriptions
1.2.1	Factory Options
1.2.2	Extended Scope Equipment Options
1.2.3	Service Options
1.2.4	Factory Options Descriptions
1.2.5	Extended Scope Equipment Options Descriptions
1.2.6	Extended Scope Equipment and Service Options Descriptions
1.3	Limits of Seller Scope & Exclusions
1.3.1	Limits of Seller Scope
1.3.2	Exclusions

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1.3.3	Codes and Standards
1.4	Design Criteria
Attachment 3	Payment Schedule
Attachment 4	Schedule of Options
Attachment 5	Termination Schedule
Attachment 6	Lien Waiver Form
Attachment 7	Scheduled RTS Date
Attachment 8	Test Procedures and Protocol
Attachment 9	Stamped Guarantee Sheet
Attachment 10	Seller Equal Employment Opportunity Certificate
Attachment 11	Typical Document List and Schedule
Attachment 12	Special Conditions for On-site Services
Attachment 13	Special Conditions for Training Services
Attachment 14	GE Parent Company Guarantee Template
Attachment 15	TYPICAL Spare Parts Lists
Attachment 16	GE Specifications
Attachment 17	GE 2008 Field Service Rates

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Contract For U.S. Based Sale of Equipment and Services

THIS AGREEMENT (“Contract”) is entered into as of the Effective Date by and between:

GE PACKAGED POWER, INC., a Delaware corporation, having a principal place of business at 1333 West Loop South, Houston, Texas 77027 USA (the “Seller”); and MMC Energy, Inc., a New York corporation, having a principal place of business at 26 Broadway, Suite 960, NY, NY, 10004 (the “Purchaser”).

The Purchaser and the Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, the Seller is engaged in the business of manufacturing and delivering various kinds of power plant equipment and of providing services and training in support of the installation and use thereof; and

WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell the Equipment, together with certain installation support and training Services in connection with Purchaser’s Project located at 3497 Main St, Escondido, CA, all subject to the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises stated herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article 1	Definitions

Defined terms are set forth in Attachment 1 to this Contract.

Article 2	Scope of Supply

The Seller shall manufacture and deliver the Equipment and perform the associated Services as more fully described in Attachment 2, subject to the terms and conditions as set forth in this Contract. The Equipment includes one (1) LM6000PC classic Unit and associated skids and auxiliary equipment as listed in Article 3 below.

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Article 3	Price

The Purchaser shall pay to the Seller the following “Contract Price” in consideration of the Equipment and Services (except Technical Advisory Services which shall be priced accordingly to Attachment 12, and transportation which shall be priced according to Article 7.6 below):
Description	Price EACH (USD)	QTY	EXT Price (USD)
Gas Turbine Generator Set with: Option A SPRINT® Power Augmentation Option B NOx Control - Water Injection System	$14,710,000.	1	$14,710,000.
Option C Inlet Air Cooling - Evaporative Cooling	$402,580.	1	$402,580.
Option D Lube Oil Cooler - Fin/FanNOTE 1	$44,920.	1	$44,920
Option H DC Backup Lighting	N/A	0	N/A
Auxiliary Skid Enclosure	$125,000.	1	$125,000.

NOTE 1: Pricing shown is the ADDER to substitute the fin/fan lube oil cooler in place of the standard shell and tube cooler.

The above Contract Price includes all options known and exercised at the Contract Effective Date. The Contract Price shall be adjusted as necessary to take into account:

(i.)	Change Orders, including those related to the exercise of Options (as defined in Article 4) that may be exercised after the Contract Effective Date, and

(ii.)
Other adjustments specifically provided for in this Contract. Payment shall be made in accordance with the Payment Schedule set forth in Attachment 3 and in accordance with the payment terms and conditions set forth in Article 5 of this Contract.

Estimated Prices shown below for Technical Supervision are INDICATIVE ONLY and provided for reference based on scope described in Attachment 2 under Option AAA and on current effective rates (see Attachment 17). Actual costs to be billed based on rates in effect at time of service.

Description	INDICATIVE Estimated Price
Option AAA Technical Supervision (1-Unit Site)	$492,630

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Article 4	Options

The Purchaser shall have the right to exercise options to purchase the additional Equipment or Services which have been previously and specifically quoted to Purchaser and which are described in the Attachment 4, within the times and at the prices therein stated. If any Option is exercised in writing prior to the option exercise deadline(s) set forth in Attachment 4, the Contract Price will be automatically adjusted as set forth in the Attachment 4 and the associated Payment Schedule and RTS Schedule shall be set forth in a mutually executed Change Order.

Article 5	Payments

5.1	Payment Schedule

Payments shall be made in accordance with the Payment Schedule set forth in Attachment 3 hereto. Payments shall be remitted via wire transfer in compliance with the wire transfer instructions provided on each invoice. Late payments shall be subject to an interest charge equal to two percent in excess of the prime rate as published in the Wall Street Journal, calculated from the payment due date to the date upon which the payment is actually received by the Seller.

5.2	Effect of Changes in Contract Price

If any adjustment results in an increase to the Contract Price, Purchaser shall pay for the increase in accordance with the corresponding invoice submitted by Seller. If any adjustment results in a decrease in the Contract Price, payments previously made shall be retained by the Seller and will be applied to subsequent payments as they become due.

5.3	No Offset

Seller shall not be responsible for backcharges or field modifications performed by Purchaser unless Seller authorizes such charges in writing prior to the incurrence thereof and Purchaser specifically waives any right of set-off relating to such charges. Upon written notification from Purchaser, Seller shall respond within five (5) business days with approval of the proposed modifications or with a plan for the review of the proposed modifications. Seller shall not unnecessarily withhold approval of said field modifications or unnecessarily delay the review process. Any claim or set-off for backcharges shall be accompanied by a copy of such written authorization.

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In no event shall Purchaser offset any amounts due under this Contract by amounts that may be due Purchaser from Seller or any of its Affiliates under any other agreement, judgment or order.

5.4	Further Assurances

If requested by Seller at any time, Purchaser will demonstrate its financial capability to continue to carry out its obligations under this Contract. This demonstration may require that Purchaser furnish adequate payment security (which may include a letter of credit, parent guaranty or surety bond in a form and amount reasonably acceptable to Seller).

Article 6	Termination by Purchaser for Convenience

The Purchaser shall have the right to terminate this Contract, at any time for its convenience, and this termination for convenience shall be effective upon:

(i.)	Receipt by the Seller of written notice of termination

(ii.)
Receipt by the Seller of termination charges in accordance with the Termination Schedule attached to this Contract as Attachment 5. If Purchaser’s payment of the termination charges occurs after Seller receives Purchaser’s termination notice, Seller shall have the right to suspend performance upon receipt of the termination notice and await the payment of termination charges without penalty to Seller. Termination for Cause is addressed in Article 23 of this Contract.

Article 7	Title Transfer, Delivery, Risk of Loss, Shipment to Storage

7.1	Passage of Title

Title to each item of Equipment or materials to be shipped from within the United States to a Site within the United States shall pass to the Purchaser when the Seller issues its Notice of RTS indicating that the Equipment is available for shipment from the relevant warehouse or factory. Title to the Equipment or materials to be shipped from a country other than the United States to a Site within the United States shall pass to the Purchaser at the port of export immediately after the Equipment or materials have been cleared for export. Title to Services shall pass to the Purchaser as performed. This Contract assumes that the Site will be located in the United States. In the event that, for any reason, the Buyer proposes to use the Equipment at a Site located outside of the United States, Seller may request that the Parties enter into a written amendment of this Contract allowing for high seas title transfer.

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7.2	Lien Waiver

Prior to remittance of Purchaser’s final payment for the Equipment or Services, Purchaser will request that Seller issue a final (one-time) lien waiver in the form of Attachment 6 to this Contract.

7.3	Delivery and Delivery Point

If Purchaser does not elect to use transportation service described in Article 7.6 below, Seller shall accomplish Delivery of the Equipment to Purchaser at the relevant manufacturing facility or warehouse upon Notice of RTS (the “Delivery Point”). Terms of Delivery of the Seller Supplied equipment will be EX-Works, relevant warehouse or manufacturer’s facility (EXW as per Incoterms 2000).

If Purchaser elects to use the transportation service described in Article 7.6 below, the Delivery Point instead shall be defined to be the Purchaser’s Site, and Delivery shall be deemed to have been accomplished by Seller upon arrival of the transport carrier at the Site but prior to unloading (which shall be the responsibility of Purchaser). If this Option is selected, terms of Delivery of the Seller Supplied equipment will be Cost and Insurance Paid to Owner’s jobsite (CIP as per Incoterms 2000). The Parties recognize that, in either case, Delivery may be deemed to have occurred in the event of a storage situation as set forth in Article 7.5 below.

7.4	Passage of Risk of Loss

Seller shall remain responsible for risk of loss or damage to the Equipment and materials incorporated therein until delivered to the Delivery Point (as defined above, depending upon whether Purchaser elects to use the transportation service described in Article 7.6 below or make its own transportation arrangements). If, however, Purchaser is unable to accept the Equipment upon Seller’s Notice of RTS and a storage situation is triggered in accordance with Article 7.5 below, Seller shall retain risk of loss for the Equipment during the storage period only if Seller is directly responsible for storage.

7.5	Shipment to Storage

If any part of the Equipment cannot be shipped to the Purchaser when ready due to any cause not attributable to the Seller, the Seller may ship such Equipment to storage. If the Equipment is placed in storage, including storage at the facility where it is manufactured, the following conditions shall apply:

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(i.)	Title and risk of loss (including responsibility for insurance coverage) shall thereupon pass to the Purchaser if it had not already passed;

(ii.)	Any amounts otherwise payable to the Seller upon Delivery or title transfer shall be payable upon presentation of the Seller’s invoice(s) and certification of cause for storage;

(iii.)
All expenses incurred by the Seller, such as for preparation for and placement into storage, handling, inspection, preservation, insurance, storage, removal charges and any taxes shall be payable on a monthly basis by the Purchaser upon submission of the Seller’s invoice(s);

(iv.)	The Services provided herein shall be subsequently changed to the rate prevailing at the time of actual use and the Purchaser shall pay the net increase;

(v.)	Seller shall be deemed to have accomplished Delivery of the Equipment per Article 7.3 above

(vi.)
If Purchaser has elected to use the transportation services described in Article 7.6 below, upon Purchaser’s notice of its ability to accept Delivery of the Equipment and payment of all amounts due hereunder, the Seller shall resume transportation of the Equipment to the Delivery Point.

7.6	Seller’s Transportation Service

As of the Effective Date of this Contract, Purchaser has elected this Option. Purchaser shall pay Seller for:

(i.)	All fees and expenses including, but not limited to, those covering preparation of consular documents, freight, storage and warehouse-to-warehouse insurance (collectively, “Transport Costs”) plus

(ii.)	A shipping management fee in the amount of either:

a.)	10% of all Transport Costs actually incurred (if Seller receives Purchaser’s election of this Option at least ninety (90) days’ prior to the first Scheduled RTS Date) or

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b.)	15% of all Transport Costs actually incurred (if Seller receives Purchaser’s election of this Option less than ninety (90) days prior to the first Scheduled RTS Date).

These costs shall be invoiced separately. In performing such service, Seller will comply with any reasonable instructions of Purchaser or, in the absence thereof, shall act according to its best judgment. In acting on Purchaser’s behalf hereunder, Seller shall retain risk of loss for the Equipment during transportation, subject to Article 24 of this Contract, but shall not be liable or otherwise held responsible under this Article or this Contract for any delay in performance of the transportation service or arrival of the Equipment. Seller’s sole and exclusive schedule obligations are set forth in Article 8. Claims against Seller for shortages or errors in shipment must be made within 30 days after receipt of the Equipment by Purchaser and be accompanied by necessary documentation to substantiate the claim. Purchaser may not return Equipment without first receiving written permission from Seller and agreeing with Seller on the terms to cover such return.

Article 8	Schedule

The Seller shall provide the Notice of RTS for each Major Component by the date set forth in the Scheduled RTS Date schedule attached to this Contract as Attachment 7 (each, a "Scheduled RTS Date"). Partial shipments will be allowed.

If any Major Component is not ready to ship on or before the relevant Scheduled RTS Date for reasons attributable to the Seller and not excused elsewhere in this Contract, the Seller shall pay as liquidated damages, and not as a penalty, a sum calculated in accordance with the table below, until actual Notice of RTS for such Major Component:

Delay Liquidated Damage Period	Amount of Delay Liquidated Damages

Delay periods below, expiring on the earlier of the date upon which (a) the delay liquidated damages cap is reached or (b) Seller delivers Notice of RTS	Rate per day per delayed Major Component (not including separately shipped components) during the Delay Liquidated Damage Period
Days 1-15	$5,000
Days 16-30	$10,000
Days 31+	$20,000

No grace period will apply to Liquidated Damages for equipment that is not delivered in accordance with the Scheduled RTS Dates in Attachment 7 unless mutually agreed by Buyer and Seller. Liquidated damage computations shall disregard any accessory to the Major Component that is shipped separately. For purposes of computation of Liquidated Damages, Major Components shall be defined as follows:

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Combustion Turbine
Combustion Turbine Enclosure
Turbine Control Panel
Generator
Generator Enclosure
Sprint Skid
Auxiliary Skid
Water Injection Skid
Fin-Fan Cooler Skid
Inlet Air Housing and associated components

Minor Components that make up the remainder of the material shipped direct, less small minor items, shall be delivered within 30 days after the Major Components ship date. Minor Component ship dates and deliveries are not subject to Delay Liquidated Damages, as part of this Agreement. Minor Component Equipment shall be defined as follows:

Skid Interconnection piping and tubing
CO2 bottle fire protection skid
Equipment that is not considered integral to the operation of the Unit, such as miscellaneous components that are typically shipped via box (fasteners, filters, etc.)

The Seller's liability hereunder for delay liquidated damages shall not exceed seven and one half percent (7.5%) of the Unit Price. The liquidated damages for delay in Notice of RTS shall be the Purchaser’s exclusive remedy for and the Seller’s sole obligation arising out of delayed Equipment.

Notwithstanding the foregoing, the Seller shall have no liability to the Purchaser for liquidated damages for delay with respect to any Unit unless, in the reasonable discretion of Purchaser, the delay in providing Notice of RTS for such Unit is the direct cause of an actual delay in the initial commercial operation of the Project.

If any drawing set to which drawing delay liquidated damages apply, excluding as-built drawings, is not submitted on or before the relevant submittal date indicated in Attachment 11 for reasons attributable to the Seller and not excused elsewhere in this Contract, the Seller shall pay as liquidated damages, and not as a penalty, $500 per day of delay per drawing set, until actual submittal of such drawing set. The Seller's liability hereunder for drawing delay liquidated damages shall not exceed $150,000. The liquidated damages for delay in delivery of drawings shall be the Purchaser's exclusive remedy for and the Seller's sole obligation arising out of delayed delivery of the drawings or data, excluding as-built drawings.

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Article 9	Performance Guarantees

When tested in accordance with Attachment 8 and subject to the conditions specified in Attachment 8 and Attachment 9, the Seller guarantees that the Equipment will achieve the output, heat rate and NOx emissions level set forth in the Stamped Guarantee Sheet attached hereto as Attachment 9. If the performance of the Unit fails to achieve the output or heat rate Performance Guarantees after the final performance test provided for in Article 11 below, the Seller shall pay to the Purchaser as liquidated damages, and not as a penalty, a sum calculated in accordance with the table below for each Unit that fails to achieve the output or heat rate Performance Guarantees:

Criterion	Test Measurement Point	Liquidated Damages
Output	At Generator Terminals	$1,000 for each kW below the applicable Performance Guarantee
Heat Rate	At Turbine Fuel Meter	$5,000 for each btu/kWh (LHV) above the applicable Performance Guarantee
NOx, CO, VOC Emissions	At Turbine Exhaust Flange	Liquidated damages not applicable. In lieu of any damages, Seller has a one-time duty to adjust and repair the Unit until the Performance Guarantee for NOx, CO, and VOC is met. (Must Meet Remedy).

The Seller's aggregate liability hereunder for liquidated damages for failure to achieve the output Performance Guarantee shall not exceed seven and one half percent (7.5%) of the Unit Price. The Seller’s aggregate liability hereunder for liquidated damages for failure to achieve the heat rate Performance Guarantee shall not exceed seven and one half percent (7.5%) of the Unit Price. The liquidated damages for failure to achieve the Performance Guarantees and the corrective action to be taken by the Seller for deficiencies in performance shall be the Purchaser’s exclusive remedies for and the Seller’s sole obligations arising out of such deficiencies.

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In addition to the Performance Guarantees for output and heat rate, when tested in accordance with Attachment 8 and subject to the conditions set forth in Attachment 8 and Attachment 9, the Seller guarantees that each Unit will meet the Minimum Performance Criteria. If when first so tested, the Unit fails to meet the Minimum Performance Criteria, in lieu of liquidated damages, the Seller shall have a one-time duty to adjust and repair the Unit until the Minimum Performance Criteria is met (Must Meet Remedy).

Notwithstanding the foregoing, the Seller shall have no liability to the Purchaser for liquidated damages for failure to achieve the Performance Guarantees with respect to any Unit unless the Purchaser suffers economic harm as a result of the failure of such Unit to achieve the Performance Guarantees.

If the performance of the Unit exceeds the Performance Guarantees for either output or heat rate, then the Purchaser shall pay to the Seller as a bonus an amount calculated in accordance with the table below:

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Criterion	Bonus
Output	50% of the Liquidated Damage rate for output for each kW above the applicable Performance Guarantee for output
Heat Rate	50% of the Liquidated Damage rate for heat rate for each btu/kWh (LHV) below the applicable Performance Guarantee for heat rate

For avoidance of doubt, liquidated damages and/or bonus for output and heat rate shall be calculated on an individual Unit basis.

Article 10	Aggregate Limitation on Liquidated Damages

The Seller's overall aggregate liability hereunder for all forms of liquidated damages provided for in this Contract shall not exceed fifteen percent (15%) of the Unit Price. The Parties agree that the amount of liquidated damages set forth above are reasonable in light of the anticipated harm caused by the breach of duty related thereto and the difficulties of proof of loss and inconvenience or non-feasibility of obtaining any adequate remedy and the Parties are stopped from contesting the validity or enforceability of such liquidated damages.

Article 11	Performance Guarantee Testing

11.1	Performance Tests

The performance tests shall be arranged and conducted by the Purchaser or its designee unless specifically stated below.

11.2	Performance Testing

The tests for output and heat rate shall be performed using the testing procedures and protocol set forth in Attachment 8 and subject to conditions set forth in Attachment 8 and Attachment 9, and shall be conducted immediately following the start-up period after the Seller has conducted final check-out of the Unit. If the output and heat rate tests are not conducted within the first 200 fired hours, degradation shall be applied in accordance with Article 11.6.

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11.3	Emissions Testing

If required, Purchaser or its designee shall conduct the emissions tests at the engine exhaust. Purchaser shall provide Seller a copy of the initial compliance test report, as submitted to the relevant air quality management agency.

11.4	Cure Period

If when first tested, the Unit does not meet the heat rate or output Performance Guarantees or the NOx and CO emissions guarantees, the Seller shall be afforded sixty (60) calendar days, plus Delay Days if any, of access to the Unit to undertake corrective action. During this period, Seller’s access to the Equipment will not impact dispatch or revenue opportunities and all Seller activities shall be coordinated with the Purchaser. If the Seller requests access to the machine to correct the non-compliance and the Purchaser does not provide access to the machine due to revenue opportunities or any other reason as may be required by the Purchaser, the Seller shall be afforded, on a day per day basis, the number of days equal to the delay which shall be defined as a Delay Day. The Unit will be re-tested when the Seller so requests, but in any event at the end of this cure period. The degradation correction provided in section 11.6 below will be in effect during the hours of Purchaser operation.

For the purpose of the cure period for VOC emissions, if when first tested, the Unit does not meet the VOC emissions guarantee, the Seller shall be afforded sixty (60) calendar days, plus Delay Days if any, of access to the Unit to undertake corrective action. During this period, Seller’s access to the Equipment will not impact dispatch or revenue opportunities and all Seller activities shall be coordinated with the Purchaser. If the Seller requests access to the machine to correct the non-compliance and the Purchaser does not provide access to the machine due to revenue opportunities or any other reason as may be required by the Purchaser, the Seller shall be afforded, on a day per day basis, the number of days equal to the delay which shall be defined as a Delay Day. The Unit will be re-tested when the Seller so requests, but in any event at the end of this cure period.

11.5	Cost of Tests and Re-Tests

The Purchaser shall perform the initial performance tests at its cost. The Seller shall be notified of, and shall be represented at all such tests. If a re-test is required and to the extent the Seller was the cause of such re-test, the actual cost of the retest will be borne by the Seller. The actual cost of the re-test shall mean:

(i.)	Cost of special test personnel or special operating personnel provided by the Purchaser

(ii.)	Cost of special instrumentation and equipment (including rental cost) and including required calibration of the instrumentation

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(iii.)
The Seller’s personnel cost, but in no event whatsoever will the Seller be responsible for the cost of fuel or other consumables, normal operating personnel, or any other such cost typically borne by the Purchaser.

11.6	Degradation

In conducting the initial performance test or re-tests, the performance of the Unit shall not be adjusted for degradation until such Unit has operated in excess of two hundred (200) hours. The Seller’s degradation curve shall be used to determine the adjustment for Unit output and Unit heat rate.

Article 12	Inspection and Factory Tests

12.1	Inspections and Tests at Seller’s Facilities

Upon the Purchaser’s request and with the Seller’s prior written consent, the Purchaser’s inspector shall be provided access to the Seller’s facilities to obtain information on production progress and make inspections. Such access will be limited to areas concerned with the Equipment and shall not include restricted areas where work of a proprietary nature is being conducted. The Seller shall, in its sole discretion, determine the extent of the Purchaser’s access to the Seller’s facilities and the extent of factory testing to be conducted on the Equipment during normal business hours.

12.2	Inspections and Tests at Suppliers’ Facilities

Subject to the conditions set forth in the foregoing paragraph, the Seller will make reasonable efforts to obtain for the Purchaser’s access to its Suppliers’ facilities for the purposes described in the paragraph above.

12.3	Inspection Not Acceptance

The Purchaser’s inspection of the Equipment or its failure to inspect does not relieve the Seller of its obligation to fulfill the requirements of this Contract, nor is it to be construed as acceptance by the Purchaser.

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Article 13	Warranty Period

The Seller shall warrant the Equipment and the Services on the terms set forth in Article 14 below for twelve (12) months following the date fuel is first combusted in the Unit at the Site, 4,000 operating hours or eighteen (18) months following the date of Seller’s Notice of RTS, whichever period shall first expire (the “Warranty Period”), provided, however, that the warranty applicable to the Training Services shall be solely as set forth in Article 14 below.

Article 14	Warranty

14.1	Warranty

The Seller warrants to the Purchaser that:

(i.)	The Equipment to be delivered hereunder:

a.)
shall be fit for the purpose of generating electric power when operated in accordance with the Seller’s specific written operation instructions and, in the absence thereof, in accordance with generally accepted operation practices of the electric power producing industry and

b.)	shall be free from defects in material, workmanship and title;

(ii.)	The Services shall be performed in a competent, diligent manner.

14.2	Remedy

If the Equipment delivered or Services performed hereunder do not meet the above warranties during the Warranty Period set forth in Article 13 of this Contract, the Purchaser shall promptly notify the Seller in writing and make the Equipment available promptly for correction. The Seller shall thereupon correct any defect, at its option by:

(i.)	Reperforming the defective Services

(ii.)	Repairing the defective part of the Equipment

(iii.)	Providing necessary replacement parts, including shipment of parts to Owner’s site

Purchaser shall, at Seller’s option, return any defective part that is replaced by Seller at Seller’s expense to Seller’s facility within thirty (30) days from the date of written instruction by Seller. The Seller shall provide technical advisory Services reasonably necessary for any such repair of the Equipment, but the Seller shall not be responsible for:

(iv.)	Removal or replacement of structures or other parts of the facility and

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(v.)	Site labor for installation of parts or components.

If a defect in the Equipment or part thereof identified during the warranty period cannot be corrected by the Seller’s reasonable efforts, upon mutual agreement by both Parties, the Parties will negotiate an equitable adjustment in price with respect to such Equipment or part thereof. The condition of any tests shall be mutually agreed upon and the Seller shall be notified of and may be represented at, all tests that may be made

14.3	Warranty on Remedial Work

Any re-performed service or repaired or replacement part furnished under this warranty shall carry warranties on the same terms as set forth above in Article 13.

(i.)	The remainder of the original Warranty Period or

(ii.)	Six (6) months from the date of such re-performance, repair or replacement.

In any event the repair/replacement warranty period and the Seller’s responsibilities set forth herein for such repaired or replacement part shall end no later than six (6) months after expiration of the original Warranty Period.

14.4	Exclusions

The Seller does not warrant the Equipment or any repaired or replacement parts against normal wear and tear, including that due to environment or operation, including excessive operation at peak capability, frequent starting, type of fuel, detrimental air inlet conditions or erosion, corrosion or material deposits from fluids. The warranties and remedies set forth herein are further conditioned upon:

(i.)
The proper storage, installation, operation, and maintenance of the Equipment and conformance with the operation instruction manuals (including revisions thereto) provided by the Seller and/or its Subcontractors or Suppliers, as applicable (including any required warranty preservation services in the event of long term storage) and

(ii.)	Repair or modification pursuant to the Seller’s instructions or approval.

The Purchaser shall keep proper records of operation and maintenance during the Warranty Period. These records shall be kept in the form of logsheets and copies shall be submitted to the Seller upon its request.

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14.5	Exclusive Remedies and Warranties

Except for:

(i.)	The performance liquidated damages for output and heat rate and

(ii.)
If applicable, any one-time Must Meet Remedy set forth in Article 9, the preceding paragraphs of this Article set forth the sole and exclusive remedies for all claims based on failure of or defect in the Equipment and Services provided under this Contract, whether the failure or defect arises before or during the Warranty Period and whether a claim, however instituted, is based on contract, indemnity, warranty, tort (including negligence), strict liability or otherwise.

The foregoing warranties are exclusive and are in lieu of all other warranties and guarantees whether written, oral, implied or statutory. NO IMPLIED STATUTORY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE SHALL APPLY.

Article 15	Taxes

15.1	Seller Taxes

The Contract Price includes applicable corporate and individual taxes that are measured by net income or profit and are imposed by any governmental authority of any country on the Seller, its employees, Subcontractors or Suppliers due to the execution or performance of this Contract.

15.2	Purchaser Taxes

The Contract Price excludes any sales, use, excise, value added, gross receipts, consumption, franchise, property, or similar taxes imposed by any federal, state, or local government. All such taxes shall be for the account of and shall be paid directly by the Purchaser. If Purchaser is exempt from any such taxes, Purchaser will provide Seller adequate documentation of exemption in accordance with the taxing authority requirements prior to title transfer. If Purchaser is exempt from any Purchaser Taxes, Purchaser will provide Seller adequate documentation of exemption in accordance with the taxing authority regulations at least sixty (60) days prior to the Scheduled RTS Date of the Equipment.

Article 16	EEO and Compliance with Laws

The Seller shall perform its obligations hereunder in compliance with the legal requirements set forth in the Equal Employment Opportunity Certificate attached hereto as Attachment 10.

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Article 17	Pricing and Scope Assumptions

17.1	Original Equipment Definition

The original Equipment definition is established in Attachment 2.

17.2	Pricing Assumptions

The Contract Price is based on the engineering and manufacture of the Equipment in accordance with the Seller’s design criteria, manufacturing processes and procedures and quality assurance programs, so as to comply with:

(i.)	Those portions of the codes and standards identified in Attachment 2 which the Seller has deemed applicable to the Equipment (“Codes and Standards”)

(ii.)	The applicable United States Federal Laws in effect as of the Notice to Proceed (“Federal Laws”)

(iii.)
The ambient site conditions (including temperature, humidity, elevation and any seismic or wind-loading requirements) identified by Purchaser prior to Notice to Proceed and set forth in Attachment 2 (“Ambient Site Conditions”)

(iv.)	Those site-specific environmental requirements (including those governing emissions and noise) identified by Purchaser prior to Notice to Proceed and set forth in Attachment 2 (“Site Requirements”)

(v.)	Those State and Local Laws identified by Purchaser in Attachment 2.

17.3	Changes to Codes and Standards or to Federal Laws

If any change to the Codes and Standards or any change in Federal Law requires a change to the Equipment, the Seller shall be entitled to a Change Order that includes equitable adjustments to the Contract Price, Scheduled RTS Date and other provisions of the Contract that are impacted. In addition, during the manufacturing process at its discretion, Seller may make minor changes to the Equipment without entering into a Change Order, provided that such minor changes do not alter the Contract Price or Scheduled RTS Date.

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17.4	Other Changes to Equipment Scope or Configuration, State or Local Laws, Ambient Site Conditions and Site Requirements

Except as set forth in this Article, changes to the Equipment and Services can be made only as provided in Article 18.

17.5	Order Definition Meeting

Unless otherwise agreed, the Seller will schedule an Order Definition Meeting within thirty (30) days of execution of this Contract. The Seller will advise the Purchaser of the final drawing delivery schedule during the Order Definition Meeting.

17.6	Project Manager

No later than the date of the Order Definition Meeting, the Purchaser will appoint an individual person as its Project Manager, will authorize that person to act on its behalf and will identify that person to the Seller. The Purchaser hereby represents to the Seller that the person so identified will be authorized to act on behalf of the Purchaser in matters connected with this Contract or the Project.

17.7	Automatic Release

If the Purchaser fails to provide any information required by this Article within the times herein specified, or if the Parties are not able to reach agreement as to the substance of a Change Order to which the Seller is entitled pursuant to this Article by the conclusion of the Order Definition Meeting, the Seller will deliver the Equipment as originally described in Attachment 2.

17.8	Permitting Support

Purchaser shall have sole responsibility for, and risk associated with, application for and maintenance of all permits, including but not limited to site-related, construction and environmental permits. The Seller shall provide reasonable assistance to the Purchaser in its endeavors relating to the permitting of the Site and cooperate by providing information for the purpose of obtaining the permits. In undertaking such assistance, the Seller shall not be obligated to incur out-of-pocket costs and expenses without reimbursement from the Purchaser.

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17.9	Global Sourcing.

The Seller reserves the right in its discretion to obtain, source, subcontract, manufacture, fabricate and assemble the Equipment and any of its components and systems outside the United States or from non-domestic concerns, or both; it being understood that the quality standards and warranties of the Seller under the Contract shall be adhered to in all cases irrespective of source. Seller shall be responsible for those direct costs associated with its global sourcing and manufacturing activities that occur prior to title transfer to Purchaser.

17.10	Electronic Communication

The Parties agree to use the Seller’s Customer Collaboration System as the primary medium for the storage and transmittal of drawings, specifications and project reports. The current Customer Collaboration System is Project Net. Selected individuals of the Purchaser and the Purchaser’s Engineer shall have access to Project Net such that drawings and documents can be accessed and downloaded at any time by either party. Registration instructions and link for access to Project Net by the Purchaser and the Purchaser’s Engineer shall be available within 10 working days following the conclusion of the Order Definition Meeting.

Article 18	Changes

18.1	Purchaser-Initiated Changes

The Purchaser shall have the right to request that the Seller consider changes to the Equipment or the Services, including modifications, alterations or additions. If the Purchaser wishes to request such a change, the Purchaser shall notify the Seller in writing. Within fifteen (15) days after receipt of such notice (unless otherwise extended by mutual agreement), the Seller shall advise the Purchaser of the feasibility of the requested change, and shall submit to the Purchaser a draft Change Order, unless the matter requires further investigation and research in which case Seller will provide an estimate of the time frame in which Seller will be able to submit a detailed response to Purchaser.

18.2	Seller-Initiated Changes

If the Seller wishes to propose a change, or if the Seller is entitled to a Change Order pursuant to the provisions of this Contract, the Seller shall submit to the Purchaser a draft Change Order.

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18.3	Contents of Draft Change Order

The draft Change Order shall include:

(i.)	A technical description of the proposed change in such detail as the Purchaser may reasonably require,

(ii.)	A lump sum firm price adjustment (increase or decrease) in the Contract Price, if any, caused by the proposed change

(iii.)	All potential effect(s), if any, on the Scheduled RTS Date, or any other schedule or date for performance by the Seller hereunder

(iv.)	All potential effect(s), if any, on the Seller's ability to comply with any of its obligations hereunder, including the Seller's warranties and Performance Guarantees.

18.4	Process for Concluding Change Order

The Purchaser shall, within ten (10) days from the date of receipt of such information, either approve or disapprove the draft Change Order in writing or request additional time to consider the draft Change Order. If the Purchaser approves the Change Order, the Purchaser and the Seller shall then sign the Change Order that shall operate as an amendment to this Contract.

18.5	Agreement Required

All changes under this contract shall be subject to mutual agreement, and no Change Order will be effective until signed by both Parties.

18.6	Changes to Equipment Not Practicable

If the Seller determines that any change to the Equipment contemplated in the immediately preceding paragraphs is not practicable, the Seller will so notify the Purchaser and the Purchaser:

(i.)	May terminate this Contract in accordance with Article 6 of this Contract.

(ii.)	May direct completion without change.

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Article 19	Excusable Delays

The Seller shall not have any liability or be considered to be in breach or default of its obligations under this Contract to the extent that performance of such obligations is delayed or prevented, directly or indirectly, due to:

(i)	Causes beyond its reasonable control; or

(ii)
Acts of God, acts (or failures to act) of governmental authorities, fires, severe weather conditions, earthquakes, strikes or other labor disturbances, floods, war (declared or undeclared), epidemics, civil unrest, riots, delays or accidents in transportation and car or transporter shortages; or

(iii)	Acts (or omissions) of the Purchaser including failure to promptly:

(a.)	Provide the Seller with information and approvals necessary to permit the Seller to proceed with work immediately and without interruption, or

(b.)	Comply with the terms of payment; or

(iv)	Shipment to storage in accordance with Article 7.5 above.

The Seller shall notify the Purchaser of any such delay and strive to mitigate the delay to the extent practicable. The Scheduled RTS Date or other date of performance shall be extended for a period of time necessary to overcome the effect of such excusable delay. If the Seller is delayed by acts or omissions of the Purchaser, or by the prerequisite work of the Purchaser’s other contractors or suppliers, the Seller shall also be entitled to an equitable price adjustment.

Article 20	Patents

20.1	Patent Indemnity

The Seller agrees to indemnify and hold harmless the Purchaser from any rightful claim of any third party that any Equipment manufactured by the Seller and furnished hereunder infringes any United States registered patent. If the Purchaser notifies the Seller promptly of the receipt of any such claim, does not take any position adverse to the Seller regarding such claim and gives the Seller information, assistance and exclusive authority to settle and defend the claim, the Seller shall, at its own expense and option, either:

(i.)	Settle or defend the claim or any suit or proceeding and pay all damages and costs awarded in it against the Purchaser, or

(ii.)	Procure for the Purchaser the right to continue using the Equipment, or

(iii.)	Modify the Equipment so that it becomes non-infringing, or

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(iv.)	Replace the Equipment with non-infringing Equipment; or

(v.)	Remove the infringing product and refund the price.

If, in any suit arising from such a claim, the continued use of the Equipment for the purpose intended is forbidden by any court of competent jurisdiction, the Seller shall at its option take one or more of the actions under (ii.), (iii.), (iv.), or (v.) above. The foregoing states the entire liability of the Seller for patent infringement of any Equipment.

20.2	Exclusions

The above paragraph shall not apply to:

(i.)	Any Equipment which is manufactured to the Purchaser’s design or

(ii.)
The use of any equipment furnished under this Contract in conjunction with any other apparatus or material not furnished by Seller, the combined use of which in and of itself gives rise to a claim of infringement.

As to any Equipment or use described in the preceding sentence, the Seller assumes no liability whosoever for patent infringement.

Article 21	General Indemnity

21.1	Seller’s Indemnity

Subject to Article 24 the Seller agrees to indemnify and hold harmless the Purchaser from:

(i.)	Any physical damage to the property of third parties or

(ii.)
Injury to persons, including death, to the extent resulting directly from the negligence of the Seller or its officers, servants, agents, employees, and/or assigns while engaged in activities under this Contract.

21.2	Purchaser’s Indemnity

The Purchaser shall likewise indemnify and hold harmless the Seller from:

(i.)	Any physical damage to property of third parties or

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(ii.)
Injury to persons, including death, to the extent resulting directly from the negligence of the Purchaser, its officers, servants, agents, employees, and/or assigns while engaged in activities relating to this Contract.

21.3	Concurrent Liability

In the event such damage or injury is caused by the joint or concurrent negligence of the Seller and the Purchaser, the loss shall be borne by each Party in proportion to its negligence.

21.4	Limitation

For purposes of this Article, “third parties” shall not include:

(i)	The Purchaser or the Owner;

(ii)	The subsidiaries, parents, Affiliates, agents, successors or assigns of the Purchaser or the Owner, including any operation or maintenance contractor; or

(iii)	Any party:

(a.)	With any equity interest in the foregoing entities, or

(b.)	With a security interest of any nature in any such entity’s assets or property, or

(c.)
Which claims or seeks to claim any of the rights, powers or privileges of the Purchaser or Owner under this Contract or claims or seeks to claim as a third party beneficiary of the Purchaser or Owner under this Contract.

Article 22	Insurance

22.1	Comprehensive General Liability

The Seller shall furnish and maintain Comprehensive General Liability insurance with limits of not less than $1,000,000 per occurrence for bodily injury or death, and $1,000,000 per occurrence property damage plus Contractual Liability coverage.

22.2	Automobile Liability

The Seller shall furnish and maintain automobile liability insurance with limits of not less than $1,000,000 for each person, $1,000,000 for each occurrence and $1,000,000 for property damages.

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22.3	Worker’s Compensation

The Seller will comply with all federal and state workers compensation or similar laws that might impose any charge or liability on the Purchaser in connection with this Contract.

22.4	Certificates of Insurance

Upon written request by the Purchaser, the Seller shall furnish the Purchaser with certificates of insurance evidencing that insurance has been provided to meet the above requirements. Such certificates shall state that no material change or cancellation can be effected without thirty (30) days prior written notice to the Purchaser.

22.5	Purchaser’s Insurance

The Seller shall be included as an additional insured on the Purchaser’s or Owner’s All Risk/Builder's Risk Insurance Policy, which will include a waiver of rights of subrogation against the Seller. The deductible under this policy shall be for Purchaser’s account.

Article 23	Termination for Cause; Suspension

23.1	Grounds for Termination by Purchaser

The Purchaser shall have the right to terminate this Contract for cause in the event that the Seller:

(i)
Becomes insolvent, makes an assignment for the benefit of its creditors, has a receiver or trustee appointed for the benefit of its creditors, or files for protection from creditors under any bankruptcy or insolvency laws; or

(ii)
Substantially breaches and fails to comply or perform its material obligations hereunder (but only with respect to a material obligation for which this Contract does not provide exclusive remedies), provided that:

(a.)	The Purchaser shall first have provided the Seller with written notice of the nature of such breach and of the Purchaser’s intention to terminate the Contract as a result of such breach, and

(b.)	The Seller shall have failed within thirty (30) days after receipt of such notice (or such extended period as is considered reasonable by the Parties) either

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i.	To commence to cure such breach and diligently thereafter to pursue such cure, or

ii.	To provide reasonable evidence that no such breach has occurred.

23.2	Remedy in the Event of Termination by Purchaser

If the Purchaser terminates this Contract as provided above, the Purchaser shall pay the Seller that portion of the Contract Price allocable to the Equipment title transferred or Services performed prior to the termination notice. If the payments received by the Seller as of the date of such termination are in excess of such portion of the Contract Price, the Seller shall return the excess of such payments to the Purchaser. To the extent that Purchaser has paid for Equipment that has not yet been title transferred to Purchaser as of the date of the termination notice, Purchaser may elect to either:

(i.)	Continue to receive delivery of the Equipment upon full and complete payment for the Equipment or

(ii.)
Forego delivery and title transfer of the Equipment in exchange for a refund of the portion of the Contract Price allocable to the Equipment that has not been title transferred to Purchaser (in which case Seller shall retain title to such Equipment).

23.3	Suspension by Purchaser

It is expressly agreed that the Purchaser shall have no right to suspend manufacture of the Equipment except to the extent that Purchaser elects to exercise its rights hereunder to terminate this Contract for convenience or Seller default.

23.4	Grounds for Termination by Seller

The Seller shall have the right to terminate this Contract for cause in the event that the Purchaser:

(i)
Becomes insolvent, makes an assignment for the benefit of its creditors, has a receiver or trustee appointed for the benefit of its creditors, or files for protection from creditors under any bankruptcy or insolvency laws; or

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(ii)	Fails to make any payment when due or to fulfill any payment conditions as set forth in the Contract, provided that:

(a.)	The Seller shall first have provided the Purchaser with written notice of the nature of such failure and of the Seller’s intention to terminate the Contract as a result of such failure, and

(b.)	The Purchaser shall have failed within thirty days after receipt of such notice to correct such failure.

23.5	Remedy in the Event of Termination by Seller

If the Seller terminates this Contract as provided above, the Purchaser shall pay to the Seller the charges set forth in the Termination Schedule.

23.6	Suspension by Seller

The Seller shall have the right to suspend all work on the Equipment or Services immediately upon the failure of the Purchaser to make any payment when due. The Seller shall further have the right to suspend any shipment of the Equipment if all payments due prior to the applicable Scheduled RTS Date have not been made. Any cost incurred by the Seller in accordance with any such suspension (including storage costs) shall be payable by the Purchaser upon submission of the Seller’s invoice(s). Performance of the Seller’s obligations shall be extended for a period of time reasonably necessary to overcome the effects of such suspension, except that Seller’s suspension shall not be deemed to extend the Warranty Period hereunder.

Article 24	Limitation of Liability

24.1	Limitation

The total liability of the Seller, on all claims of any kind, whether in contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, arising out of the performance or breach of the Contract or use of any Equipment shall not exceed the portion of the Contract Price allocable to the portion of the Equipment giving rise to the claim. All liability under this Contract shall terminate two (2) years after the Notice of RTS for the Unit.

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24.2	Exclusion of Consequential Damages

In no event, whether as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability, or otherwise, shall the Seller or its Subcontractors or Suppliers be liable for loss of profit or revenues, loss of use of the Equipment or any associated equipment, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, fines or penalties charged to Purchaser for failure to meet permits, claims of the Purchaser’s and/or Owner’s customers for such damages, or for any special, consequential, incidental, indirect or exemplary damages and the Purchaser shall indemnify the Seller against such claims of the Purchaser’s and/or Owner’s customers.

24.3	Subsequent Purchasers

The Purchaser covenants and agrees that, in the event it seeks to transfer or assign the Equipment and Services to any other third party, it shall, as a condition to such transfer or assignment, cause such third party to acknowledge and accept the restrictions and limitations afforded under this Contract for the benefit of the Seller and its Subcontractors and Suppliers, including the provisions of this Article. If the Purchaser fails to obtain acknowledgement from the subsequent purchasers, the Purchaser shall indemnify, defend and hold the Seller harmless from and against any and all claims in excess of these restrictions and limitations made by any subsequent purchasers of the Equipment or Services against the Seller for loss or damage arising out of the performance or non-performance of the Equipment or Services provided under this Contract.

24.4	Gratuitous Advice

If the Seller furnishes the Purchaser with advice or assistance concerning any products, systems or work which is not required pursuant to this Contract, the furnishing of such advice or assistance will not subject the Seller to any liability, whether in contract, warranty, indemnity, tort (including negligence), strict liability or otherwise.

24.5	“Seller” Defined

For the purposes of this Article, the term "Seller" shall mean the Seller, its Affiliates, Subcontractors and Suppliers of any tier, and their respective agents and employees, whether individually or collectively.

24.6	Limitations to Prevail

The provisions of this Article shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising this Contract, except to the extent that such provisions further restrict the Seller's liability.

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Article 25	Proprietary Information

25.1	Confidentiality

At the time of furnishing confidential or proprietary information, the Parties shall expressly designate by label, stamp, or other written communication that the information or documentation furnished is confidential. The receiving Party agrees:

(i.)	To treat such information as confidential,

(ii.)	To restrict the use of such information to matters relating to performance of the Contract, and

(iii.)	To restrict access to such information to its employees whose access is necessary in the implementation of the Contract.

The receiving Party may release confidential Information to its agents, consultants and Affiliates (“Representatives”), provided that these Representatives:

(i.)	Are informed of the confidential and proprietary nature of the confidential information and agree to be bound by the same standard of care as the receiving Party,

(ii.)	Have a need to know the confidential information,

(iii.)	Limit their use of the confidential information solely to purposes related to the Project and

(iv.)	Are not competitors of Seller.

Confidential information will not be reproduced without the other Party’s prior written consent, and all copies of written information will be returned upon request except to the extent that such information is to be retained by the receiving Party pursuant to the Contract.

25.2	Exclusions

The foregoing restrictions do not apply to information which is:

(i.)	Contained in a printed publication which was released to the public by the disclosing Party prior to the date of the Contract;

(ii.)	Or becomes, publicly known otherwise than through a wrongful act of the receiving Party, its employees, or agents;

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(iii.)
In possession of the receiving Party, its employees, or agents prior to receipt from the disclosing Party, provided that the person or persons providing the same have not had access to the information;

(iv.)	Furnished to others by the disclosing Party without restrictions similar to those herein on the right of the receiving party to use or disclose;

(v.)	Approved in writing by the disclosing Party for disclosure by the receiving Party, its agents or employees to a third party or

(vi.)	Provided to Purchaser’s financing party under notice and requirement of confidentiality.

Upon receipt of a demand or request for the disclosure of confidential information, the receiving Party shall promptly notify the other Party and afford the Party an opportunity to seek a protective order or other appropriate form of security or remedy. In the event that the Parties fail to obtain a protective order or similar protection, the Party receiving the demand or request for disclosure of confidential information shall furnish only that portion of the confidential information that is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be afforded the confidential information.

Article 26	Assignment and Change in Control

26.1	Eligible Assignees

An Eligible Assignee is an:

(i.)	Affiliate of the Purchaser, or

(ii.)
Engineering or construction contractor under contract with the Purchaser for the installation of the Equipment, provided that the Eligible Assignee offers Purchaser satisfactory evidence of its ability (both financial and otherwise) to fulfill the obligations of Purchaser hereunder.

26.2	Purchaser’s Right to Assign to Eligible Assignees

The Purchaser may once assign its rights and delegate its obligations under this Contract to an Eligible Assignee, provided that:

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(i)	The Purchaser shall notify the Seller of its intent to assign no less than ten business days prior to the execution of any such assignment;

(ii)	The Purchaser shall either:

(a.)	Guarantee the obligations of the assignee by executing a guaranty in a form acceptable to Seller or

(b.)	Retain its obligations under any payment, indemnity and bonus provisions of the Contract;

(iii)	The first assignee may not further assign or delegate any rights or obligations hereunder except to the original Purchaser; and

(iv)	The Purchaser shall in no event assign to its engineering or construction contractor the right to receive liquidated damages under this Contract.

26.3	Collateral Assignment

The Purchaser may also assign a collateral interest in the Contract to a lender who is not an Eligible Assignee as collateral security for a loan for the acquisition of the Equipment, provided however, that Purchaser and Lender agree that any future assignment to the Lender shall occur only as the result of the exercise by Lender of its remedies under the loan agreements relative to a bankruptcy or liquidation of Purchaser. Under no circumstances, however, shall a collateral assignment require Seller to deliver Equipment to Purchaser or an assignee if Seller has not been fully paid for such Equipment.

26.4	All Other Assignments and Transfers by Purchaser

All other assignments or transfers by Purchaser of any or all of its duties or rights under this Contract (by operation of law or otherwise) are subject to Seller’s prior written consent. Further, Purchaser agrees that, until Purchaser receives title to the Equipment as set forth herein, Purchaser shall not, directly or indirectly sell, offer to sell or otherwise broker the Equipment.

26.5	Seller’s Right to Assign

The Seller may assign its rights and delegate its obligations under this Contract to any Affiliate or subsidiary company. Seller may assign its rights and obligations to other parties with the prior written consent of Purchaser.

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26.6	Conditions

Any assignment shall be subject to all limitations of liability contained in the Contract. The Purchaser may not assign this Contract except in accordance with this Article. Any purported assignment not in accordance with this Article shall be void and without effect.

26.7	Change in Control of Purchaser

If the Seller believes that a change in the ownership or control of the Purchaser prejudices the Seller’s ability to enforce its rights under this Contract, the Purchaser shall furnish such additional security as the Seller shall reasonably require.

Article 27	Dispute Resolution

27.1	Referral to Senior Management

Any and all controversies, disputes or differences between the Parties to this Contract, if not amicably settled by the Parties with thirty (30) days following written notice of dispute, shall be referred to senior management of the Parties for resolution. In the event the dispute has not been resolved within forty-five (45) days following referral to senior management, or such longer period as the Parties may mutually agree, then either Party may, upon ten (10) days notice to the other party, institute arbitration in accordance with the following paragraphs.

27.2	Arbitration

Any and all controversies, disputes or differences between the Parties to this Contract, if not resolved by referral to Senior Management, shall be resolved by arbitration pursuant to the Rules of the Center for Public Resources ("CPR") for Non-Administered Arbitration of Business Disputes as in effect at the time of the arbitration. The parties consent to a single, consolidated arbitration for all Disputes for which arbitration is permitted. The neutral organization for purposes of the CPR rules will be the CPR. The arbitral tribunal shall be composed of one arbitrator selected by agreement of the parties or, in the absence of such agreement within 60 days after either party first proposes an arbitrator, by the CPR. The arbitration shall be conducted in Houston. Both Parties shall have the right to present documentary evidence and witnesses and the right to cross-examine witnesses. On request of either Party, a transcript of the hearings shall be prepared and made available to the Parties. The arbitrators shall determine the Dispute in accordance with the Governing Law without giving effect to any conflict of law rules or other rules that might render such law inapplicable or unavailable, and shall apply this Agreement according to its terms. While recognizing that the Rules of the CPR govern any arbitration hereunder, the parties hereby specifically authorize the arbitrator to grant dispositive or partially dispositive motions where such relief would be warranted under the Federal Rules of Civil Procedure, and such relief should be granted where appropriate. The arbitrators shall not, however, have the power to:

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(i.)	Impose obligations involving the limitations of liability or applicable remedies other than those set forth in and permitted by this Contract;

(ii.)	Award any damages excluded by Article 24.2 of this Contract or

(iii.)	Otherwise award damages inconsistent with the terms of the contract.

The Arbitrators shall be instructed to provide a detailed written opinion, in the English language, setting forth the basis for each of their findings. Reasonable expenses of the arbitration shall be borne in accordance with the decision of the arbitration.

The written decision of the arbitrators shall be final and binding upon both Parties. In the context of an attempt by either party to enforce an arbitral award or order, any defenses relating to the parties' capacity or the validity of this Agreement or any related agreement under any law are hereby waived; and judgment on any award or order resulting from an arbitration conducted under this paragraph may be entered and enforced in any court, in any country, having jurisdiction thereof or having jurisdiction over any of the parties or any of their assets. Except as expressly permitted by this Agreement, no party will commence or voluntarily participate in any court action or proceeding concerning a Dispute, except:

(i.)	For enforcement of an arbitral award, or

(ii.)	To restrict or vacate an arbitral decision based on the grounds specified under applicable law and not waived above.

Article 28  Governing Law

This Contract shall be construed and interpreted in accordance with the laws of the State of New York, excluding its conflict of law rules (the “Governing Law of the Contract”), provided that any provision of such law invalidating any provision of this Contract or modifying the intent of the Parties as expressed in the terms of this Contract shall not apply.

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Article 29	Software License

29.1	Grant of License

Purchaser is granted a limited license for any Software within the Scope of Supply. All Software is protected by the copyright laws of the United States and by applicable international treaties. No rights under copyrights are transferred to Purchaser, except as specifically provided herein. All Software provided by Seller remains Seller’s property. If Purchaser receives Software that renders Software that Purchaser then has redundant, Purchaser must return the redundant Software to Seller or certify in writing that Purchaser has erased all copies of it. This license allows Purchaser to:

(i.)
Use the Software only on the Equipment on which it is installed at the time of delivery or, if Software is supplied separately, in connection with Equipment supplied by Seller. Purchaser must obtain a supplementary license from Seller (which Seller may or may not grant in its sole discretion) before using the Software in connection with any other equipment or for any other purpose.

(ii.)
Make one copy of the Software in machine-readable form solely for backup purposes. Purchaser must reproduce on each copy the copyright notice and any other proprietary legends that were on the original copy.

(iii.)
Transfer the Software and all rights under this license to another party as part of the sale of the Equipment with which it is used, but only if the other Party agrees in writing to be bound by the terms of this Article and the other provisions of the Contract.

29.2	Distribution and Derivative Works

Purchaser may not distribute copies of the Software to others or electronically transfer the Software from one computer to another over a network. The Software contains trade secrets. In order to protect them Purchaser may not decompile, reverse engineer, disassemble, or otherwise reduce the Software to a human-perceivable form. PURCHASER MAY NOT MODIFY, ADAPT, TRANSLATE, RENT, LEASE, LOAN, RESELL FOR PROFIT, DISTRIBUTE, NETWORK, OR CREATE DERIVATIVE WORKS BASED UPON THE SOFTWARE OR ANY PART THEREOF.

29.3	Upgrades

Nothing herein shall be deemed to create an obligation on the part of Seller to provide any upgrade or revision to any Software other than pursuant to a specific written obligation to do so.

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Article 30	Contract Documents

The following documents shall comprise the Contract, and shall together be referred to as the “Contract”:

(i.)	This Contract, and

(ii.)	The enumerated Appendices hereto (all of which shall be incorporated herein by this reference)

Article 31	Effective Date

The Effective Date of this Contract shall be the last to occur of the:

(i.)	Date when it has been signed by both Parties and

(ii.)	Last date when any other conditions to effectiveness set forth in Attachment 3 have been met.

Notice to Proceed shall be deemed to have been given by Purchaser to Seller upon Seller’s receipt of the first payment listed on Attachment 3.

Article 32	Entire Agreement

This Contract represents the entire agreement between the Parties and no modification, amendment, rescission, waiver or other change shall be binding on either Party unless assented to in writing by the Party’s authorized representative. This Contract supersedes all previous written or verbal agreements regarding the Project, including any previous proposal, Agreement-in-Principle or Memorandum of Understanding. Any oral or written representation, warranty, course of dealing or trade usage not contained or referenced herein shall not be binding on either Party. Each Party agrees that it has not relied on, or been induced by, any representations of the other Party not contained in this Contract.

Article 33	Miscellaneous Provisions

33.1	Third-Party Beneficiaries

Except as provided in the Article 24, these provisions are for the benefit of the Parties hereto and not for any other third party.

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33.2	Export Control

All sales hereunder of U.S.-origin goods and related technical data (including software) shall at all times be subject to the export control laws and regulations of the U.S. Government and any amendments thereof. The Purchaser agrees that it shall not make any disposition by way of transshipment, export, diversion or otherwise, except as said laws and regulations may expressly permit, of U.S.-origin goods and related technical data (including software) supplied by the Seller.

33.3	Survival

The Articles with the following titles shall survive termination of this Contract: Taxes, Warranty, Patents, General Indemnity, Limitation of Liability, Proprietary Information and Miscellaneous Provisions.

33.4	Non-Waiver

Waiver by either Party of any right under this Contract shall not be deemed a waiver by such Party of any other right hereunder.

33.5	Invalidity

The invalidity in whole or in part of any part of this Contract shall not affect the validity of the remainder of the Contract.

33.6	No Nuclear Use

The Equipment and Services sold hereunder are not intended for application (and shall not be used) in connection with any nuclear installation or activity and Purchaser warrants that it shall not use the Equipment and Services for such purposes, or permit others to use or permit others to use the Equipment or Services for any such purposes. If, in breach of the foregoing, any such use occurs, Seller shall have no liability for any nuclear or other damage, injury or contamination, and Purchaser shall indemnify Seller, its Affiliates and suppliers of every type and tier against any such liability, whether arising as a result of breach of contract, warranty, indemnity, tort (including negligence), strict liability or otherwise.

33.7	Changes and Improvements Beyond Scope

It is understood that Seller has the right to make changes in product design and add improvements to products or services at any time without incurring any obligations to install the same on or in connection with the Equipment and Services provided hereunder.

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33.8	Counterparts

This Contract may be signed in any number of counterparts, each of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties have caused this document to be executed by their authorized representatives as of the Effective Date.

Seller		Purchaser

GE PACKAGED POWER, INC.		MMC ENERGY, INC.

By:	/s/ Andrew Morton	By:	/s/ Denis Gagnon
	(Signature)		(Signature)

	Andrew Morton		Denis Gagnon
	(Printed Name)		(Printed Name)

	(Title)		(Title)

	May 15, 2008		May 15, 2008
	(Date)		(Date)

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Attachment 1

Contract For U.S. Based Sale of Equipment and Services

Defined Terms

The following defined terms will be used throughout this Contract:

a)
“Affiliate” shall mean any entity that directly or indirectly controls, is controlled by or is under common control with a Party. For the purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities or partnership or other ownership interests or by contract or otherwise.

b)	“Ambient Site Conditions” shall have the meaning ascribed in Article 17.2.

c)
“Change in Laws” or shall mean a change to a Law, or a change in the interpretation or application of a Law by the cognizant executive or judicial authorities occurring after the date of Seller’s original proposal to Purchaser.

d)
“Change Order” shall mean a written agreement to change the Equipment or Services which describes the change, identifies the writing as a Change Order, sets out adjustments, if any, in the Contract Price or Unit Price and any other provision of this Contract which is affected, and is signed by both Parties.

e)	“Codes and Standards” shall have the meaning ascribed in Article 17.2.

f)	“Contract Documents” shall have the meaning ascribed in Article 30.

g)
“Contract Price” shall mean the total firm price as consideration for the Equipment and the Services, as set forth in Article 3 and as may be adjusted from time to time in accordance with this Contract.

h)	“Customer Collaboration System” shall have the meaning ascribed in Article 17.10.

i)	“Delivery” of the Equipment shall occur upon the event described in Article 8.

j)	“Delivery Point” shall have the meaning ascribed in Article 7.3.

k)	“Effective Date” shall mean the date described in Article 31.

l)	“Equipment” shall mean all of the equipment described in the “Equipment” portion of Attachment 2.

m)	“Eligible Assignee” shall have the meaning ascribed in Article 26.1.

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n)	“Federal Laws” shall have the meaning ascribed in Article 17.2.

o)	“Governing Law of the Contract” shall have the meaning ascribed in Article 28.

p)
“Law” or “Laws” shall mean those laws, regulations, decrees or similar orders with mandatory effect issued by the legislative, judicial or executive branch of the relevant government, in effect as of the date of Seller’s original proposal to Purchaser, to the extent such laws, regulations, decrees or similar orders are applicable to the scope of this Contract.

q)
“Local Laws” shall be those local Laws that are (a) identified by Purchaser in Attachment 2, (b) in effect as of the Notice to Proceed and (c) agreed to be incorporated into the manufacturing of the Unit by Seller. If no Local Laws are set forth in Attachment 2 and agreed to by Seller, the manufacturing process shall not incorporate any consideration of Local Laws.

r)	“Major Components” shall have the meaning set forth in Article 8.

s)	“Minimum Performance Criteria” shall mean 95% of the Performance Guarantee for output and 105% of the Performance Guarantee for heat rate.

t)	“Minor Components” shall have the meaning set forth in Article 8.

u)
“Must Meet Remedy” is a one-time rather than continuing obligation on the part of Seller to repair or replace the Equipment so that the Equipment meets a designated performance criteria (e.g., the Minimum Performance Criteria). A Must Meet Remedy is offered in lieu of other remedies such as liquidated damages or warranty.

v)	“Notice of RTS” shall mean Seller’s notice of readiness to ship the Equipment, or relevant portion thereof, from the relevant factory or warehouse.

w)	“Notice to Proceed” shall have the meaning ascribed in Article 31.

x)	“On-Site Services” are described in Attachment 12.

y)	“Order Definition Meeting” shall mean a project kick-off meeting between the Seller's project execution team and the Purchaser's project team.

z)	“Options” shall have the meaning ascribed in Article 4.

aa)	“Owner” shall mean that corporation, partnership, or individual which owns the facility in which the Equipment will be installed.

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bb)	“Party” and "Parties” shall have the meanings ascribed in the foreword to this Contract.

cc)	“Payment Schedule” shall mean the schedule of payments attached to this Contract as Attachment 3.

dd)	“Performance Guarantees” shall mean the guaranteed values identified in the Stamped Guarantee Sheet attached hereto as Attachment 9.

ee)	“Project” shall mean Purchaser’s power generation project.

ff)	“Purchaser” shall mean the entity so identified in the foreword to this Contract.

gg)	“Scheduled RTS Date” shall mean the date by which Seller will provide Notice of RTS for the Unit, as set forth in Attachment 7 hereto.

hh)	“Scope of Supply” shall mean the Equipment plus the Services, as set forth in Attachment 2.

ii)	“Seller” shall mean the entity so identified in the foreword to this Contract.

jj)	“Services” shall mean all of the those services described in the “Services” portion of Attachment 2.

kk)	“Site” shall mean the location of the Project and place where the Equipment will be installed, as indicated in the Recitals to this Contract.

ll)	“Site Requirements” shall have the meaning ascribed in Article 17.

mm)
“Software” means a computer program or compilation of data that is fixed in any tangible medium of expression, or any storage medium from which the program may be perceived, reproduced or otherwise communicated, either directly or with the aid of a machine or device, and shall include without limitation any of Seller’s proprietary operating Software, provided for the ordinary operation of the Equipment, any optional Software to enhance the operation of the Equipment, as well as any upgrades or revisions of this material the Seller provides in fulfillment of a specific written commitment or otherwise.

nn)
“State Laws” shall be those state Laws that are (a) identified by Purchaser in Attachment 2, (b) in effect as of the Notice to Proceed and (c) agreed to be incorporated into the manufacturing of the Unit by Seller. If no State Laws are set forth in Attachment 2 and agreed to by Seller, the manufacturing process shall not incorporate any consideration of State Laws.

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oo)
“Subcontractor(s)” shall mean any corporation, partnership, or individual having a contract with the Seller to supply labor or other services to be performed at the Site in connection with this Contract.

pp)
“Supplier(s)” shall mean any corporation, partnership, or individual having a contract with the Seller to supply material, equipment, labor, goods, or services to the Seller in connection with its obligations under this Contract, other than contracts labor or other services to be performed at the Site.

qq)	“Termination Schedule” shall mean the schedule of termination charges attached to this Contract as Attachment 5.

rr)	“Training Services” are described in Attachment 13.

ss)	“Unit” shall mean a single gas turbine and its associated generator, together with those accessories associated only with that gas turbine.

tt)	“Unit Price” shall have the meaning ascribed in Article 3.

uu)	“Warranty Period” shall have the meaning ascribed in Article 13.

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